EXHIBIT 99.1

               Dell to Announce Preliminary Results for
             Third Quarter Fiscal 2007 by End of November

   Company Updates Status of Previously Announced SEC Investigation


    ROUND ROCK, Texas--(BUSINESS WIRE)--xx--Dell (NASDAQ:DELL) said today it intends to announce its preliminary results for its fiscal third quarter by the end of this month. The move from the originally scheduled date of November 16 reflects the level of complexity the company is facing in the preparation of its preliminary results. This complexity arises out of the ongoing investigations by the Securities and Exchange Commission (SEC) and the company's Audit Committee into certain accounting and financial reporting matters, and the fact the company has not filed its Form 10-Q for the second fiscal quarter. When the company does announce earnings it will be in the form of a press release only.

    In addition, the company said that future earnings announcements will be moved back by approximately one week versus Dell's prior schedule.

    The company also announced it has been informed that the SEC has entered a formal order of investigation. The delay in announcing earnings is not related to that development. Dell continues to cooperate with the SEC, and is committed to resolving all issues in connection with the investigation and regaining compliance with all SEC filing requirements as soon as possible.

    About Dell

    Dell Inc. (NASDAQ:DELL) listens to customers and delivers innovative technology and services they trust and value. Uniquely enabled by its direct business model, Dell sells more systems globally than any other computer company, placing it No. 25 on the Fortune 500. For more information, visit www.dell.com. To get Dell news direct, visit www.dell.com/RSS.

    Dell is a trademark of Dell Inc.

    Dell disclaims any proprietary interest in the marks and names of others.


    CONTACT: Dell Inc., Round Rock
             Media Contacts:
             Bob Pearson, 512-728-3256
             bob_pearson@dell.com
             or
             Jess Blackburn, 512-725-0187
             jess_blackburn@dell.com
             or
             Investor Contacts:
             Lynn A. Tyson, 512-723-1130
             lynn_tyson@dell.com
             or
             Robert Williams, 512-728-7570
             robert_williams@dell.com